Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2013 Financial Results

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – February 12, 2014 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter and year ended December 31, 2013.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
Revenues for distributable earnings[1]	$432.9	$436.3	(0.8)%	$1,768.2	$1,751.0	1.0%
Pre-tax distributable earnings[2]	46.0	35.1	31.0%	182.3	196.0	(7.0)%
Post-tax distributable earnings	40.2	28.4	41.9%	154.7	164.4	(5.9)%
Adjusted EBITDA[3]	64.8	105.9	(38.8)%	923.0	317.3	190.9%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	426.6	482.2	(11.5)%	2,498.1	1,767.0	41.4%
GAAP income (loss) from operations before income taxes	1.3	28.8	(95.4)%	265.9	55.7	377.1%
GAAP net income (loss) for fully diluted shares	5.9	27.4	(78.4)%	96.9	46.2	109.4%

Per Share Results	4Q13	4Q12	Change	FY13	FY12	Change
Pre-tax distributable earnings per share	$0.15	$0.12	25.0%	$0.57	$0.69	(17.4)%
Post-tax distributable earnings per share	0.13	0.10	30.0%	0.49	0.58	(15.5)%
GAAP net income per fully diluted share	0.02	0.09	(77.8)%	0.36	0.16	125.0%

Management Comments

“BGC’s post-tax distributable earnings per share increased by 30 percent year-over-year in the fourth quarter,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This impressive growth was driven by the strength of Newmark Grubb Knight Frank.4 In fact, NGKF generated more in pre-tax earnings in the fourth quarter of 2013 than eSpeed5 produced in revenues in the year-earlier period. The core distributable earnings revenues of our Real Estate Services business grew by about 23 percent year-over-year, which represented over 40 percent of BGC’s overall revenues for the period. Because our two segments essentially reverse each other’s seasonality, we are unique among our Real Estate and Financial Services peers in that we expect BGC to have strong fourth and first quarters.

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes.”
[3]	See the sections of this document titled “Adjusted EBITDA Defined” and ““Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[4]	“Newmark Grubb Knight Frank” is synonymous in this release with “NGKF” or “Real Estate Services.”
[5]	On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to NASDAQ OMX Group, Inc. For the purposes of this document, the assets sold are referred to as “eSpeed.”

“As a result of our cash position6 of $795.0 million, we are in an excellent position to continue growing our profits by making additional accretive acquisitions and profitable hires in both segments. We are also able to repay debt, repurchase more common shares and units, and maintain our regular common dividend for the foreseeable future.

“Our board declared a 12 cent dividend for the fourth quarter, which at today’s stock price translates into a 7.3 percent annualized yield,” Mr. Lutnick concluded.

Shaun D. Lynn, President of BGC, said: “Our Financial Services segment revenues declined by just 2.6 percent in the quarter compared to a year earlier, excluding eSpeed, despite challenging market conditions. We also believe that we once again gained market share from our competitors across our businesses.

“Over the course of the year, we continued to invest in our Financial Services segment, which led to improvements in key parts of our business. For example, quarterly revenues grew by more than 50 percent for both our Chinese joint venture, China Credit BGC, and our global fully electronic Spot FX business, as well as by almost 13 percent across our fully electronic Credit desks, all compared with a year earlier. In addition, we generated solid growth from our retained fully electronic Rates and market data products.7

“Furthermore, quarterly revenues from our energy and commodities desks increased by over 17 percent year-on-year. This organic growth outpaced comparable industry metrics, and our recently announced agreement to acquire the assets of HEAT Energy Group should enable us to expand our franchise further in 2014. This, along with strategic hires we have recently made in Financial Services, demonstrate our ongoing ability to profitably grow in opportunistic areas in the segment.

“On October 2, 2013, BGC Derivative Markets, LP began operating our Swap Execution Facility (“SEF”). Mandatory Dodd-Frank compliant execution by Swap Dealers and Major Swap Participants is scheduled to commence this month for a small number of products, and in May of this year for others. We have heard from many of our large bank customers that they are currently trading less while they prepare for the new rules to take effect. Although SEF activity has greatly increased in January compared with December, volumes to date are not indicative of what we expect this business to look like a year from now. We anticipate improved derivatives volumes once the regulatory landscape becomes clearer for our clients.

“BGC also maintains its ownership stake in ELX Markets, a CFTC-approved designated contract market (“DCM”) which also includes several of the world’s largest banks as equity holders. Many of the global banks that trade interest rate derivatives have recently begun using the platform to conduct Dodd-Frank compliant transactions, and ELX expects this business to grow.

“Our ongoing efforts to reduce expenses in our Financial Services segment and corporate areas led to our pre-tax distributable earnings margins expanding during the quarter, despite industry-wide challenges. By the end of the quarter, we succeeded in lowering our non-compensation

[6]	See the “Consolidated Balance Sheet” section of this release.
[7]	Excluding eSpeed.

expenses on an annualized distributable earnings basis by approximately $60 million as compared with the second half of 2012 run-rate. This puts us well on our way towards achieving our target of reducing overall expenses by at least $100 million annualized by the end of 2014.”

NGKF’s Chief Executive Officer Barry M. Gosin added: “NGKF’s quarterly earnings more than doubled year-on-year. This substantial improvement was driven by leasing advisory and investment sales, as well as property management and facilities management, as more organizations realize the value of engaging us to serve their commercial real estate needs. NGKF continued to gain market share over the course of 2013 by acquiring great businesses, hiring top talent across the U.S., and increasing its roster of top-tier clients in Global Corporate Services (“GCS”).

“Our GCS business offers objective and unbiased real estate consulting services and analysis to companies to effectively manage their real estate operations and portfolios while creating and executing long- and short-term strategic plans that deliver reduced occupancy costs, increased operational efficiency, and maximize the value of their real estate holdings. This is a fast growing part of our business, and we remain excited about GCS’s ability to contribute to our overall success.”

Mr. Gosin concluded: “Last month we announced our planned acquisition of Cornish & Carey Commercial, the leading full-service commercial real estate services company in the Bay Area and Silicon Valley. This is an example of our commitment to deploy capital in our Real Estate Services segment through accretive acquisitions and profitable hiring, and we are confident in NGKF’s ability to generate continued strong growth in 2014.”

Unless otherwise stated, all results provided in this document compare the fourth quarter of 2013 or full year 2013 with the year-earlier periods. Certain numbers in the tables throughout this document may not add up due to rounding. In addition, certain figures have been adjusted for prior periods in order to conform to current reporting methodology. These adjustments had no impact on segment or consolidated revenues or income for either GAAP or distributable earnings.

Dividend Declaration

On February 11, 2014, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on March 13, 2014 to Class A and Class B common stockholders of record as of February 27, 2014. The ex-dividend date will be February 25, 2014.

Fourth Quarter and Full Year Consolidated Revenues

Highlights of Consolidated Revenues ($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
Brokerage revenues for distributable earnings	$365.3	$372.6	(2.0)%	$1,517.8	$1,539.3	(1.4)%
Total distributable earnings revenues	432.9	436.3	(0.8)%	1,768.2	1,751.0	1.0%
GAAP brokerage revenues	364.2	369.7	(1.5)%	1,512.2	1,512.2	0.0%
GAAP total revenues	426.6	482.2	(11.5)%	2,498.1	1,767.0	41.4%

The quarterly and annual distributable earnings revenue changes were due primarily to growth in revenues from Real Estate services offset by declines in Financial Services. These in turn were driven largely by the sale of eSpeed. GAAP revenues included the $723.1 million gain from the NASDAQ OMX transaction in 2013. Furthermore, GAAP revenues for the fourth quarter and full year 2012 included the $52.5 million gain on the sale of BGC’s stake in London Metals Exchange in 2012. These one-time gains were excluded from distributable earnings revenues.

Financial Services Segment Results8

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. In addition, a portion of the annual share earn-out related to the NASDAQ OMX transaction was included in the calculation of distributable earnings for the fourth quarter and full year of 2013 as “other revenue” in the segment and in the below tables. This amount was adjusted to reflect certain hedging and mark-to-market movements. The bulk of the revenues related to this earn-out were recognized under GAAP in the third quarter of 2013. The below tables show certain segment distributable earnings revenue items excluding revenues related to eSpeed and the NASDAQ OMX earn-out, followed by the segment’s actual results for both GAAP and distributable earnings.

Selected Financial Services Segment Revenues, Excluding eSpeed ($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
Rates (excluding eSpeed)	$99.3	$105.6	(5.9)%	$460.4	$471.1	(2.3)%
Market data, software solutions, interest, and other revenue for distributable earnings (excluding NASDAQ OMX earn-out and eSpeed)	2.9	1.8	65.0%	10.5	8.0	30.5%
NASDAQ OMX earn-out	10.5	0.0	100.0%	18.5	0.0	100.0%
Total revenues for distributable earnings (excluding eSpeed and including NASDAQ OMX earn-out)	246.3	252.8	(2.6)%	1,096.7	1,127.8	(2.8)%

Financial Services Segment Results ($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
Rates (including eSpeed)	$99.3	$119.8	(17.1)%	$491.7	$532.4	(7.6)%
Credit	53.7	62.2	(13.8)%	244.5	284.6	(14.1)%
Foreign Exchange	44.7	47.1	(5.2)%	212.1	208.0	2.0%
Equities and Other Asset Classes	35.2	36.0	(2.3)%	150.7	156.1	(3.4)%
Market data, software solutions, interest, and other revenue for distributable earnings (including NASDAQ OMX earn-out and eSpeed)	13.4	9.8	37.6%	44.1	40.3	9.5%

Total revenues for distributable earnings	246.3	274.9	(10.4)%	1,143.2	1,221.4	(6.4)%

GAAP market data, software solutions, interest and other	10.5	9.8	8.0%	65.1	40.3	61.7%

GAAP total revenues	243.4	274.9	(11.5)%	1,164.2	1,221.4	(4.7)%
Pre-tax distributable earnings	32.5	35.1	(7.6)%	182.6	214.3	(14.8)%
Pre-tax distributable earnings as a percent of revenues	13.2%	12.8%		16.0%	17.5%
GAAP income from operations before taxes	29.6	35.1	(15.8)%	203.6	214.3	(5.0)%
GAAP income from operations before taxes as a percent of revenues	12.2%	12.8%		17.5%	17.5%

[8]	See the tables in this document with “Segment Results” in the titles for more information on BGC’s results by segment.

The Company’s technology-based revenues in the Financial Services segment are detailed below. The table breaks out revenues generated in the segment by eSpeed and those by businesses that are still part of BGC (“retained”). The Company expects to disclose technology-based revenues in this manner until after the first anniversary of the NASDAQ OMX transaction has passed.

Technology-Based Revenues in Financial Services Segment
($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
eSpeed revenues related to fully electronic trading[9]	$0.00	$17.0	(100.0)%	$37.0	$72.5	(49.0)%
eSpeed market data and software solutions	0.00	5.2	(100.0)%	9.5	21.1	(55.0)%
Total eSpeed technology-based revenues	0.00	22.2	(100.0)%	46.5	93.6	(50.3)%

BGC retained fully electronic trading businesses	16.3	16.3	(0.1)%	73.8	71.5	3.3%
BGC retained market data and software solutions	1.9	1.5	21.4%	6.9	6.2	10.6%
Total retained technology-based revenues	18.2	17.9	1.7%	80.7	77.7	3.9%

The increase in retained technology-based revenues for the quarter was driven mainly by strong growth from the brokerage of fully electronic Spot FX, Rates, and Credit as well as improved market data revenues. These were partially offset by a decline from other Foreign Exchange products which reflected both lower volatility industry-wide and regulatory issues affecting certain of BGC’s large bank customers. For the year, the increase was driven mainly by growth from e-brokered Rates and Foreign Exchange products offset by a decline from fully electronic Credit. Excluding eSpeed, revenues from BGC’s higher margin technology-based products were 7.4 percent of the segment’s revenues for the quarter and year. These were improvements when compared with 7.1 percent in the fourth quarter of 2012 and 6.9 percent for full year 2012, and continue the multi-year trend of these products growing faster than the overall segment.

Real Estate Services Segment Results

On April 13, 2012, BGC purchased certain assets of Grubb & Ellis. Because of this, NGKF collected $21.7 million during full year 2012 not related to the Company’s ongoing Real Estate Services business. These revenues were primarily associated with the collection of receivables related to deals initiated by Grubb & Ellis brokers who left that company prior to the acquisition. As a result, NGKF’s distributable earnings revenues were higher than they otherwise would have been in the periods discussed herein.

The below tables summarizes NGKF’s distributable earnings results, including and excluding these non-core purchased assets, as well as its GAAP results.

[9]	This includes fully electronic brokerage revenues of $14.2 million, $61.3 million, and $31.3 million, respectively, for the fourth quarter of 2012, full year 2012, and full year 2013. For the same periods it also includes associated fees from related parties recorded in the segment of $2.8 million, $11.2 million, and $5.7 million, respectively. Additional eSpeed fees from related parties were classified as “Corporate” revenues.

Real Estate Services Segment Results for Distributable Earnings Excluding Non-core Purchased Assets
($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
Brokerage revenues for distributable earnings excluding non-core purchased assets	$132.4	$103.0	28.6%	$414.2	$336.4	23.2%
Management services and other revenues for distributable earnings	44.3	41.2	7.5%	164.2	123.6	32.8%

Total revenues for distributable earnings excluding non-core purchased assets	176.7	144.2	22.5%	578.4	460.0	25.7%
Pre-tax distributable earnings excluding non-core purchased assets	27.2	10.4	162.1%	54.0	33.2	62.6%
Pre-tax distributable earnings excluding non-core purchased assets as a percent of revenues	15.4%	7.2%		9.3%	7.2%

Real Estate Services Segment Results for Distributable Earnings
($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
Brokerage revenues for distributable earnings	$132.4	$107.5	23.2%	$418.7	$358.1	16.9%
Management services and other revenues for distributable earnings	44.3	41.2	7.5%	164.2	123.6	32.8%

Total revenues for distributable earnings	176.7	148.7	18.9%	582.9	$481.7	21.0%
Pre-tax distributable earnings	27.2	12.6	115.6%	56.2	44.1	27.5%
Pre-tax distributable earnings as a percent of revenues	15.4%	8.5%		9.6%	9.1%

GAAP Real Estate Revenues Segment Results
($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
GAAP brokerage revenues	$131.3	$104.5	25.7%	$413.0	$331.0	24.8%
GAAP management services and other revenues	44.3	41.2	7.5%	164.2	123.6	32.8%

Total GAAP revenues	175.6	145.7	20.5%	577.2	454.6	27.0%
GAAP income from operations before taxes	25.8	9.2	181.4%	45.6	22.9	99.1%
GAAP income from operations before taxes as a percent of revenues	14.7%	6.3%		7.9%	5.0%

Consolidated Expenses

Consolidated Expenses ($ millions)	4Q13	4Q12	Change	FY13	FY12	Change
Compensation and employee benefits for distributable earnings	$268.9	$268.4	0.2%	$1,091.2	$1,036.8	5.2%
Non-compensation expenses for distributable earnings	118.0	132.8	(11.2)%	494.6	518.2	(4.5)%

Total expenses for distributable earnings	386.9	401.2	(3.6)%	1,585.8	1,555.0	2.0%
Compensation and employee benefits under GAAP[10]	269.4	277.1	(2.8)%	1,255.6	1,032.6	21.6%
Non-compensation expenses under GAAP	123.7	132.3	(6.5)%	553.0	538.6	2.7%

Total expenses under GAAP[11]	425.3	453.4	(6.2)%	2,232.2	1,711.3	30.4%
Non-compensation as a percent of total distributable earnings revenues	27.3%	30.4%		28.0%	29.6%
Non-compensation as a percent of total GAAP revenues	29.0%	27.4%		22.1%	30.5%
Compensation and employee benefits as a percent of total revenues for distributable earnings	62.1%	61.5%		61.7%	59.2%
Compensation and employee benefits as a percent of total revenues under GAAP	63.2%	57.5%		50.3%	58.4%

The decrease in non-compensation expenses for distributable earnings for the quarter and full year and under GAAP for the quarter was due largely to the Company’s ongoing expense reduction program. Full year compensation and total expenses for GAAP increased primarily due to non-cash, non-dilutive GAAP compensation charges of $464.6 million related to the redemption of partnership units, issuance of restricted shares, and the reduction of compensation-related partnership loans taken in the second quarter of 2013. BGC’s effective tax rate for distributable earnings was 14.5 percent for the fourth quarters of 2013 and 2012 and full year 2013, and was 14.4 percent for the full year 2012.

Consolidated Income and Share Count

Consolidated Income ($ millions except per share data)	4Q13	4Q12	Change	FY13	FY12	Change
Pre-tax distributable earnings	$46.0	$35.1	31.0%	$182.3	$196.0	(7.0)%
Post-tax distributable earnings	40.2	28.4	41.9%	154.7	164.4	(5.9)%
GAAP income from operations before income taxes	1.3	28.8	(95.4)%	265.9	55.7	377.1%
GAAP net income for fully diluted shares	5.9	27.4	(78.4)%	96.9	46.2	109.4%
Post-tax distributable earnings per fully diluted share	0.13	0.10	30.0%	0.49	0.58	(15.5)%
GAAP net income per fully diluted share	0.02	0.09	(77.8)%	0.36	0.16	125.0%

BGC had a fully diluted weighted-average share count of 358.0 million in the fourth quarter of 2013 for distributable earnings and 318.1 million under GAAP. This compares with 337.2 million for distributable earnings and 297.6 million for GAAP a year earlier. The Company had a fully diluted weighted-average share count of 361.8 million for full year 2013 for distributable earnings and 265.3 million for GAAP versus 320.0 million and 280.8 million, respectively, in 2012. The GAAP share count was lower in some periods because it excluded certain share equivalents in order to avoid anti-dilution. As of December 31, 2013, the Company’s fully diluted share count was 357.9 million, assuming conversion of the Convertible Senior Notes into 40.0 million shares.

[10]	This is before the GAAP line item “allocation of net income and grant of exchangeability to LPUs and FPUs.”
[11]	Includes “allocation of net income and grant of exchangeability to LPUs and FPUs.”

The year-over-year increase in share count for distributable earnings was due in part to issuances related to the Frederick Ross, Ginalfi, Smith Mack, Newmark, and Grubb & Ellis acquisitions as well as to new hires and other equity-related employee compensation. This increase was partially offset by the approximately net 32 million fully diluted share count reduction that occurred in the second quarter of 2013 as a result of the large unit redemption and restricted share issuance. The share count was also impacted by the repurchase or net redemption of another 6.0 million shares and units in 2013 at an average price of $5.08 per share or unit.

Front Office Statistics

Revenue-generating Headcount Data	4Q13	4Q12	Change	FY13	FY12	Change
Financial Services	1,501	1,721	(13)%	1,501	1,721	(13)%
NGKF	884	830	7%	884	830	7%

Total	2,385	2,551	(7)%	2,385	2,551	(7)%

Revenue per Broker Excluding Grubb & Ellis Purchased Assets and eSpeed	4Q13	4Q12	Change	FY13	FY12	Change
Financial Services average distributable earnings revenue per broker/salesperson (ex. eSpeed)	$153,000	$147,000	4%	$675,000	$650,000	4%
NGKFs average distributable earnings revenue per broker/salesperson (ex. G&E assets)	150,000	123,000	22%	468,000	482,000	(3)%

Total company average distributable earnings revenue per broker/salesperson (ex. eSpeed and G&E assets)	152,000	139,000	9%	601,000	603,000	0%

Revenue per Broker	4Q13	4Q12	Change	FY13	FY12	Change
Financial Services average distributable earnings revenue per broker/salesperson	$153,000	$158,000	(3)%	$700,000	$700,000	0%
NGKF average distributable earnings revenue per broker/salesperson	150,000	128,000	17%	473,000	513,000	(8)%

Total company average distributable earnings revenue per broker/salesperson	152,000	148,000	3%	619,000	646,000	(4)%
Financial Services average GAAP earnings revenue per broker/salesperson	153,000	158,000	(3)%	700,000	700,000	0%
NGKFs average GAAP earnings revenue per broker/salesperson	149,000	124,000	20%	467,000	474,000	(1)%

Total company average GAAP earnings revenue per broker/salesperson	152,000	147,000	3%	617,000	635,000	(3)%

NGKF’s average revenue per front office employee has historically declined in the year following significant headcount increases, as new brokers generally achieve significantly higher productivity levels in their second year with the business. The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.”

The Financial Services calculations in the above table include revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading. The Financial Services calculation also includes an average of 18 eSpeed salespeople and $22.2 million in associated segment revenues for the fourth quarter of 2012; an average of 9 eSpeed salespeople and $46.5 million in associated revenues for full year 2013; and an average of 15 eSpeed salespeople and $93.6 million in associated segment revenues for full year 2012. Additional eSpeed revenues recorded as part of corporate items were not included. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.

Consolidated Balance Sheet

As of December 31, 2013, the Company’s cash position, which it defines as “cash and cash equivalents,” “marketable securities,” and unencumbered “securities owned” held for liquidity purposes was $795.0 million; notes payable and collateralized borrowings, and notes payable to related parties (“debt”) were $408.4 million; book value per common share was $2.15; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $769.7 million. In comparison, as of December 31, 2012, the Company’s cash position was $420.4 million; debt was $451.4 million; book value per common share was $2.11; and total capital was $506.3 million.

BGC’s cash position increased from year-end 2012 primarily because of the net proceeds NASDAQ OMX transaction, inclusive of cash used to pay for related taxes and distributions. The year end 2013 cash position also increased due to the receipt of approximately 1 million shares of NASDAQ OMX stock. This increase was partially offset by withholding taxes and distributions paid by BGC on behalf of partners for unit redemptions related to the net approximately 32 million fully diluted share count reduction in the second quarter of 2013; cash used to reduce the Company’s debt by $48.2 million; and cash used to redeem or repurchase a net total of another 6.0 million units and shares during full year 2013 at an average price of $5.08 per share or unit.

First Quarter 2014 Outlook Compared with First Quarter 2013 Results

•	The Company expects to generate distributable earnings revenues of between approximately $410 million and $440 million compared with $449.8 million.

•	BGC Partners expects pre-tax distributable earnings to be between approximately $41 million and $52 million versus $45.1 million.

•	BGC Partners anticipates its effective tax rate for distributable earnings to remain around 15 percent for the full year 2014.[12]

[12]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the first quarter of 2014, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted-average share count is expected to be 40.0 million, all based on distributable earnings.

The outlook reflects the fact that commercial real estate services firms are generally seasonally slowest the first calendar quarter and strongest in the fourth calendar quarter. It also assumes the expected acquisitions recently announced by the Company do not close in the first quarter. BGC intends to update its first quarter outlook around the end of March 2014.

Quarterly Differences between Consolidated Results for Distributable Earnings and GAAP

Fourth quarter 2013 distributable earnings revenues include $10.5 million related to the NASDAQ OMX earn-out and associated hedging transactions, which was $2.9 million greater than the amount recognized under GAAP for the same period. Fourth quarter 2012 GAAP “other revenues” included $52.5 million related to the sale of BGC’s investment in the LME in December of 2012. This one-time gain was not included in distributable earnings revenues.

Fourth quarter 2013 and fourth quarter 2012 GAAP revenues were reduced by $2.3 million and $3.7 million, respectively, due to BGC’s losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

Fourth quarter 2013 and fourth quarter 2012 Real Estate Services brokerage revenues for distributable earnings include the collection of $1.1 million and $3.0 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Fourth quarter 2013 and fourth quarter 2012 consolidated compensation and employee benefits for distributable earnings also include a charge of $0.5 million and a credit of $1.2 million, respectively, in related compensation and other expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between fourth quarter 2013 and fourth quarter 2012 compensation and employee benefits as calculated for GAAP and distributable earnings primarily consists of $28.0 million and $39.0 million, respectively in non-cash charges related to grants of exchangeability to limited partnership units. Fourth quarter of 2012 distributable earnings calculations also exclude a $7.4 million GAAP restructuring charge related primarily to headcount reductions in the Company’s Financial Services segment.

The difference between non-compensation expenses in the fourth quarter of 2013 as calculated for GAAP and distributable earnings was due to $5.4 million in other non-cash charges primarily related to acquired NGKF receivables and fixed asset impairment. The difference between non-compensation expenses in the fourth quarter of 2012 as calculated for GAAP and distributable earnings was due to $1.0 million in other non-cash credits primarily related to acquired NGKF receivables, and $0.5 million in charges with respect to acquisitions, dispositions, and/or resolutions of litigation.

For the fourth quarters of 2013 and 2012, distributable earnings per share calculations include 39.9 million and 39.6 million, respectively, of weighted-average shares related to BGC’s Convertible Senior Notes but exclude the associated interest expense, net of tax, of $5.3 million for both periods. BGC’s GAAP earnings per share calculation for the fourth quarters of 2013 and 2012 exclude shares related to certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution.

Annual Differences between Consolidated Results for Distributable Earnings and GAAP

Full year 2013 GAAP “other revenues” included a $723.1 million gain associated with the NASDAQ OMX transaction and $1.0 million related to a recovery of funds related to a legal matter. Full year 2012 GAAP “other revenues” included $52.5 million related to the sale of BGC’s investment in the LME and $2.4 million related to a recovery of funds from Refco. These one-time gains were not included in distributable earnings revenues.

2013 and 2012 GAAP revenues were reduced by $9.5 million and $11.8 million, respectively, due to BGC’s losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

Full year 2013 distributable earnings revenues include $18.5 million related to the NASDAQ OMX earn-out and associated hedging transactions. This was $21.0 million less than the amount recognized under GAAP and is expected to be recorded for distributable earnings over the next two quarters, subject to any mark-to-market movements.

Full year 2013 and 2012 Real Estate Services brokerage revenues for distributable earnings include the collection of $5.7 million and $27.1 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Full year 2013 and 2012 consolidated compensation and employee benefits for distributable earnings also include a credit of $0.4 million and a charge of $12.0 million, respectively, in related compensation and other expenses. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between full year 2013 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $464.6 million in charges related to the following non-cash, non-dilutive items:

•	The redemption/exchange of partnership units;

•	The issuance of restricted shares; and

•	A reserve on compensation-related partnership loans.

The difference between full year 2013 and 2012 compensation and employee benefits as calculated for GAAP and distributable earnings also include $56.9 million and $127.1 million, respectively, in non-cash charges related to grants of exchangeability to limited partnership units. Full year 2012 distributable earnings calculations also exclude a $7.4 million GAAP restructuring charge related primarily to headcount reductions in the Company’s Financial Services segment and $0.3 million in expenses related to dividend equivalents to holders of RSUs.

BGC’s calculation of pre-tax distributable earnings for the full year 2013 excluded certain non-compensation GAAP items which in total equaled a credit of $664.8 million. These items consisted of the following:

•	The $723.1 million gain related to the eSpeed sale discussed above as part of the revenue reconciliation;

•	A non-cash reserve related to a commitment to make charitable contributions with respect to annual 9/11 BGC Charity days;

•	Other charges or gains with respect to acquisitions, dispositions, and/or resolutions of litigation; and

•	Non-cash charges primarily related to acquired NGKF receivables and impairment of fixed assets.

The difference between non-compensation expenses for full year 2012 as calculated for GAAP and distributable earnings was due in part to a $10.5 million donation of equity with respect to BGC’s annual charity day. Full-year 2012 non-compensation expenses for distributable earnings also excluded $5.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and $4.0 million in other non-cash, non-dilutive, and non-economic charges relating mainly to acquired Newmark Grubb Knight Frank receivables.

The distributable earnings per share calculations for the full years 2013 and 2012 include 39.8 million and 39.2 million weighted-average shares, respectively, related to BGC’s Convertible Senior Notes but exclude the $21.1 million and $21.0 million, net of tax, in associated interest expense. The GAAP diluted EPS calculations for the full years 2013 and 2012 exclude the weighted-average shares related to RSUs, options, and the Convertible Senior Notes, and include the related interest expense in order to avoid anti-dilution. The GAAP diluted EPS calculation for 2013 also excludes the weighted-average shares with respect to certain partnership interests, also to avoid anti-dilution.

Conference Call and Investor Presentation

The Company will host a conference call today, February 12, 2014, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues, will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://ir.bgcpartners.com. Additionally, call participants may dial in with the following information:

Live call:	USA: 877-280-4962

International: 857-244-7319

Live pass code:	72595280

Replay:	888-286-8010 (Available From 2/12/2014 12:00 PM – 2/19/2014 11:59 PM)

International: 888-286-8010

Replay pass code:	28483535

Restrictions may exist when accessing toll free numbers using a mobile telephone. If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in this document entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Please note the following two GAAP items in the following table titled “CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS”:

(1) For the year ended December 31, 2012, “Gain on divestiture and sale of investments” includes a $52.5 million one-time gain related to the Company’s sale of its investment in the London Metals Exchange. The Company previously classified this gain in “Other revenues.” This reclassification has been made to conform to the current presentation and has no impact on total revenues or consolidated net income.

(2) “Allocation of net income and grant of exchangeability of LPUs and FPUs” includes allocations of net income to limited partnership units (“LPUs”) and founding/working partner units (“FPUs”) as well as non-cash charges related to grants of exchangeability to limited partnership units. The Company previously classified the grant of exchangeability to LPUs and FPUs in “Compensation and employee benefits.” This reclassification has no impact on total compensation and employee benefits, total expenses or consolidated net income.

Excel versions of the financial tables, which may include additional periods, are available in the HTML version of this release at http://ir.bgcpartners.com.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$716,919	$388,409
Cash segregated under regulatory requirements	8,687	3,392
Securities owned	33,119	32,003
Marketable securities	45,002	—
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	349,915	297,688
Accrued commissions receivable, net	265,920	222,299
Loans, forgivable loans and other receivables from employees and partners, net	142,769	220,098
Fixed assets, net	127,615	141,109
Investments	17,703	25,556
Goodwill	163,339	164,874
Other intangible assets, net	18,180	20,320
Receivables from related parties	14,818	21,655
Other assets	173,841	101,536

Total assets	$2,077,827	$1,638,939

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$187,855	$125,793
Securities sold, not yet purchased	2,031	—
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	303,549	254,289
Payables to related parties	15,382	40,700
Accounts payable, accrued and other liabilities	390,989	260,462
Notes payable and collateralized borrowings	258,356	301,444
Notes payable to related parties	150,000	150,000

Total liabilities	1,308,162	1,132,688
Redeemable partnership interest	66,918	78,839
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 202,671 and 141,955 shares issued at December 31, 2013 and 2012, respectively; and 181,583 and 123,914 shares outstanding at December 31, 2013 and 2012, respectively	2,027	1,419
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at December 31, 2013 and 2012, convertible into Class A common stock	348	348
Additional paid-in capital	745,678	575,381
Contingent Class A common stock	12,051	18,868
Treasury stock, at cost: 21,088 and 18,041 shares of Class A common stock at December 31, 2013 and 2012, respectively	(121,753)	(110,090)
Retained deficit	(167,923)	(147,452)
Accumulated other comprehensive loss	(6,060)	(4,182)

Total stockholders’ equity	464,368	334,292
Noncontrolling interest in subsidiaries	238,379	93,120

Total equity	702,747	427,412

Total liabilities, redeemable partnership interest and equity	$2,077,827	$1,638,939

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Commissions	$295,415	$293,350	$1,202,244	$1,176,009
Principal transactions	68,777	76,312	309,908	336,160

Total brokerage revenues	364,192	369,662	1,512,152	1,512,169

Real estate management services	43,745	41,141	163,353	122,704
Fees from related parties	7,667	14,016	41,128	53,159
Market data	1,191	4,182	10,137	17,302
Software solutions	661	2,541	6,201	9,962
Interest income	2,071	1,371	6,833	6,506
Other revenues	9,369	465	44,643	4,495
Gain on divestiture and sale of investments	—	52,471	723,147	52,471
Losses on equity investments	(2,291)	(3,672)	(9,508)	(11,775)

Total revenues	426,605	482,177	2,498,086	1,766,993

Expenses:
Compensation and employee benefits	269,444	277,077	1,255,580	1,032,552
Allocation of net income and grant of exchangeability to LPUs and FPUs	32,125	44,039	423,589	140,076

Total compensation and employee benefits	301,569	321,116	1,679,169	1,172,628
Occupancy and equipment	39,633	40,018	154,108	155,349
Fees to related parties	2,292	2,267	9,443	11,792
Professional and consulting fees	13,304	15,881	51,384	72,777
Communications	22,475	24,584	92,022	90,807
Selling and promotion	17,614	20,928	81,007	86,040
Commissions and floor brokerage	5,287	5,545	22,530	22,733
Interest expense	9,479	9,991	38,332	34,885
Other expenses	13,642	13,084	104,170	64,245

Total non-compensation expenses	123,726	132,298	552,996	538,628

Total expenses	425,295	453,414	2,232,165	1,711,256
Income from operations before income taxes	1,310	28,763	265,921	55,737
(Benefit) provision for income taxes	(315)	10,329	92,166	20,224

Consolidated net income	$1,625	$18,434	$173,755	$35,513

Less: Net (loss) income attributable to noncontrolling interest in subsidiaries	(2,509)	4,266	102,831	11,649

Net income available to common stockholders	$4,134	$14,168	$70,924	$23,864

Per share data:
Basic earnings per share
Net income available to common stockholders	$4,134	$14,168	$70,924	$23,864

Basic earnings per share	$0.02	$0.09	$0.37	$0.16

Basic weighted-average shares of common stock outstanding	219,720	154,189	193,694	144,886

Fully diluted earnings per share
Net income for fully diluted shares	$5,922	$27,396	$96,851	$46,242

Fully diluted earnings per share	$0.02	$0.09	$0.36	$0.16

Fully diluted weighted-average shares of common stock outstanding	318,080	297,610	265,348	280,809

Dividends declared per share of common stock	$0.12	$0.12	$0.48	$0.63

Dividends declared and paid per share of common stock	$0.12	$0.12	$0.48	$0.63

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q4 2013	Q4 2012	YTD 2013	YTD 2012
Revenues: (a)
Brokerage revenues:
Rates	$99,339	$119,791	$491,740	$532,436
Credit	53,651	62,225	244,546	284,606
Foreign exchange	44,687	47,130	212,120	208,011
Equities and other asset classes	35,204	36,024	150,727	156,106
Real estate (b)	132,441	107,461	418,705	358,112

Total brokerage revenues	365,322	372,631	1,517,839	1,539,272
Market data and software solutions	1,852	6,723	16,338	27,264
Real estate management services	43,745	41,141	163,353	122,704
Fees from related parties, interest and other revenues (c)	22,003	15,852	70,654	61,763

Total revenues	432,921	436,347	1,768,184	1,751,003

Expenses:
Compensation and employee benefits (d)	268,949	268,430	1,091,189	1,036,800
Other expenses (e)	117,990	132,811	494,650	518,187

Total expenses	386,939	401,241	1,585,839	1,554,988

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$45,982	$35,106	$182,345	$196,015

Noncontrolling interest in subsidiaries (f)	(934)	1,653	1,205	3,425
Provision for income taxes	6,667	5,092	26,439	28,237

Post-tax distributable earnings to fully diluted shareholders	$40,249	$28,361	$154,701	$164,354

Earnings per share:
Fully diluted pre-tax distributable earnings per share (g)	$0.15	$0.12	$0.57	$0.69

Fully diluted post-tax distributable earnings per share (g)	$0.13	$0.10	$0.49	$0.58

Fully diluted weighted-average shares of common stock outstanding	358,021	337,184	361,801	320,004

Total revenues	$432,921	$436,347	$1,768,184	$1,751,003

Total compensation expense	$268,949	$268,430	$1,091,189	$1,036,800

Compensation expense as a percent of revenues	62.1%	61.5%	61.7%	59.2%

Non-compensation expense as a percent of revenues	27.3%	30.4%	28.0%	29.6%

Pre-tax distributable earnings margins (on distributable earnings revenues)	10.6%	8.0%	10.3%	11.2%

Post-tax distributable earnings margins (on distributable earnings revenues)	9.3%	6.5%	8.7%	9.4%

Effective tax rate	14.5%	14.5%	14.5%	14.4%

Notes and Assumptions

(a)	YTD 2013 revenues exclude the one-time gain associated with the NASDAQ OMX transaction.
(b)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(c)	Q4 2013 and YTD 2013 include $10.5 and $18.5 million, respectively, of earn-out revenue associated with the NASDAQ OMX transaction.
(d)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units, issuance of restricted shares and reserve on compensation related partnership loans; allocations of net income to founding/working partner units and limited partnership units; and dividend equivalents paid to restricted stock unit holders. Compensation and employee benefits include compensation associated with real estate brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(e)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(f)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), Epsilon and our Real Estate affiliated entities.
(g)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2013 and 2012 include an additional 39.9 million and 39.6 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q4 2013	Q4 2012	YTD 2013	YTD 2012

GAAP Revenue	$426,605	$482,177	$2,498,086	$1,766,993

Adjustments:
Gain on divestiture	—	—	(723,147)	—
NASDAQ OMX Earn-out Revenue (1)	2,895	—	(21,001)	—
London Metals Exchange	—	(52,471)	—	(52,471)
Other revenue with respect to acquisitions, dispositions, and resolutions of litigation	—	—	(950)	(2,397)
Non-cash losses related to equity investments	2,292	3,672	9,508	11,775
Real Estate purchased revenue	1,129	2,970	5,687	27,103

Distributable Earnings Revenue	$432,921	$436,348	$1,768,183	$1,751,003

(1)	$7.6 million earned in Q4 2013 for GAAP and $10.5 million recognized for distributable earnings

$39.5 million earned in full year 2013 for GAAP and $18.5 million recognized for distributable earnings

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q4 2013	Q4 2012	YTD 2013	YTD 2012
GAAP income before income taxes	$1,310	$28,763	$265,921	$55,737

Pre-tax adjustments:

Dividend equivalents to RSUs	17	30	22	310

Non-cash losses related to equity investments, net	2,292	3,672	9,508	11,775

Real Estate purchased revenue, net of compensation and other expenses (a)	1,396	3,450	10,610	21,114

Grant of exchangeability and allocation of net income to limited partnership units	32,125	44,039	119,496	140,076

NASDAQ OMX earn-out revenue (b)	2,895	—	(21,001)	—

Redemption of partnership units, issuance of restricted shares and reserve on compensation - related partnership loans	—	—	464,594	—

Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items	5,947	(52,279)	(666,806)	(40,427)

Restructuring charge	—	7,431	—	7,431

Total pre-tax adjustments	44,672	6,343	(83,576)	140,278

Pre-tax distributable earnings	$45,982	$35,106	$182,345	$196,015

GAAP net income available to common stockholders	$4,134	$14,168	$70,924	$23,864

Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	(1,575)	2,613	101,626	8,224

Total pre-tax adjustments (from above)	44,672	6,343	(83,576)	140,278

Income tax adjustment to reflect effective tax rate	(6,982)	5,237	65,727	(8,013)

Post-tax distributable earnings	$40,249	$28,361	$154,701	$164,354

Pre-tax distributable earnings per share (c)	$0.15	$0.12	$0.57	$0.69

Post-tax distributable earnings per share (c)	$0.13	$0.10	$0.49	$0.58

Fully diluted weighted-average shares of common stock outstanding	358,021	337,184	361,801	320,004

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the fourth quarter includes $2.9 million and full year of 2013 excludes $21.0 million of adjustments associated with the NASDAQ OMX transaction.

BGC recognized $7.6 million for GAAP and $10.5 million for distributable earnings for the quarter ended December 31, 2013.

BGC recognized $39.5 million for GAAP and $18.5 million for distributable earnings for the full year ended December 31, 2013.

(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2013 and 2012 include an additional 39.9 million and 39.6 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Segment Disclosure - 2013Q4 vs 2012Q4

($ in thousands)

(unaudited)

2013 Q4

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$246,323	$176,734	$9,864	$432,921	$(6,316)	$426,605
Total expenses	213,847	149,508	23,584	386,939	38,356	425,295

Pre-tax distributable earnings, before noncontrolling interests and taxes (1) (2)	$32,476	$27,226	$(13,720)	$45,982	$(44,672)	$1,310

Pre-tax margin	13.2%	15.4%	NMF	10.6%

2012 Q4

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$274,938	$148,680	$12,731	$436,349	$45,828	$482,177
Total expenses	239,809	136,051	25,383	401,243	52,171	453,414

Pre-tax distributable earnings, before noncontrolling interests and taxes (2)	$35,129	$12,629	$(12,652)	$35,106	$(6,343)	$28,763

Pre-tax margin	12.8%	8.5%	NMF	8.0%

(1)	For the three months ended December 31, 2013, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $10.5 million related to the earn-out portion of the NASDAQ OMX transaction consideration and related hedging transactions.
(2)	For the three months ended December 31, 2013 and 2012, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $1.4 million and $3.5 million, respectively, related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc.

Segment Disclosure - 2013 vs 2012

($ in thousands)

(unaudited)

2013

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$1,143,217	$582,878	$42,089	$1,768,184	$729,902	$2,498,086
Total expenses	960,636	526,697	98,505	1,585,838	646,327	2,232,165

Pre-tax distributable earnings, before noncontrolling interests and taxes (1) (2)	$182,581	$56,181	$(56,416)	$182,346	$83,575	$265,921

Pre-tax margin	16.0%	9.6%	NMF	10.3%

2012

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$1,221,409	$481,719	$47,877	$1,751,005	$15,988	$1,766,993
Total expenses	1,007,111	437,660	110,218	1,554,989	156,267	1,711,256

Pre-tax distributable earnings, before noncontrolling interests and taxes (2)	$214,298	$44,059	$(62,341)	$196,016	$(140,279)	$55,737

Pre-tax margin	17.5%	9.1%	NMF	11.2%

(1)	For the year ended December 31, 2013, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $18.5 million related to the earn-out portion of the NASDAQ OMX transaction consideration and related hedging transactions.
(2)	For the years ended December 31, 2013 and 2012, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $10.6 million and $21.1 million, respectively, related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q4 2013	Q4 2012	FY 2013	FY 2012
GAAP Income from operations before income taxes	$1,310	$28,763	$265,921	$55,737

Add back:

Employee loan amortization and reserve on employee loans	7,069	11,509	34,495	35,596

Interest expense	9,479	9,991	38,332	34,885

Fixed asset depreciation and intangible asset amortization	11,633	12,731	47,152	50,985

Impairment of fixed assets	4,927	171	6,101	1,255

Exchangeability charges (1)	28,041	39,020	56,901	127,112

Redemption of partnership units, issuance of restricted shares and compensation related partnership loans	—	—	464,594	—

Losses on equity investments	2,291	3,672	9,508	11,775

Adjusted EBITDA	$64,750	$105,857	$923,004	$317,345

Pre-tax distributable earnings	$45,982	$35,106	$182,345	$196,015

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s fully electronic system for the periods indicated.

						% Change	% Change	% Change
	4Q12	3Q13	4Q13	FY2012	FY2013	4Q13 vs. 3Q13	4Q13 vs. 4Q12	FY13 vs. FY12
Notional Volume (in $US billions)
Fully Electronic Rates*	8,618	775	869	43,034	25,680	12.1%	(89.9%)	(40.3%)
eSpeed	8,010	—	—	40,249	22,583	0.0%	(100.0%)	(43.9%)
Fully Electronic Rates excluding eSpeed	608	775	869	2,784	3,097	12.1%	42.9%	11.2%
Fully Electronic FX**	851	1,292	1,774	4,169	6,320	37.3%	108.5%	51.6%
Fully Electronic Credit**	242	100	112	980	543	12.3%	(53.7%)	(44.6%)
Fully Electronic Equities & Other**	0	0	0	0	1	20.8%	12.9%	127.0%
Total Fully Electronic Volume excluding eSpeed	1,701	2,167	2,755	7,933	9,960	27.1%	62.0%	25.5%

Total Fully Electronic Volume	9,711	2,167	2,755	48,183	32,543	27.1%	(71.6%)	(32.5%)

HYBRID***
Total Hybrid Volume	34,715	36,837	34,617	142,525	146,463	(6.0%)	(0.3%)	2.8%

Total Hybrid & Fully Electronic Volume excluding eSpeed	36,416	39,004	37,372	150,458	156,423	(4.2%)	2.6%	4.0%

Total Hybrid & Fully Electronic Volume	44,425	39,004	37,372	190,707	179,006	(4.2%)	(15.9%)	(6.1%)

Transaction Count
Fully Electronic Rates*	3,219,979	44,996	49,442	16,357,699	9,391,685	9.9%	(98.5%)	(42.6%)
eSpeed	3,179,799	—	—	16,202,579	9,198,926	0.0%	(100.0%)	(43.2%)
Fully Electronic Rates excluding eSpeed	40,180	44,996	49,442	155,120	192,759	9.9%	23.1%	24.3%
Fully Electronic FX**	664,576	1,094,965	1,477,466	3,085,233	5,236,155	34.9%	122.3%	69.7%
Fully Electronic Credit**	10,322	10,505	10,838	50,669	45,450	3.2%	5.0%	(10.3%)
Fully Electronic Equities & Other**	40	55	57	80	256	3.6%	42.5%	220.0%
Total Fully Electronic Transactions excluding eSpeed	715,118	1,150,521	1,537,803	3,291,102	5,474,620	33.7%	115.0%	66.3%

Total Fully Electronic Transactions	3,894,917	1,150,521	1,537,803	19,493,681	14,673,546	33.7%	(60.5%)	(24.7%)

HYBRID***
Total Hybrid Transactions	619,197	642,398	610,407	2,591,794	2,671,201	(5.0%)	(1.4%)	3.1%

Total Hybrid and Fully Electronic Transactions excluding eSpeed	1,334,315	1,792,919	2,148,210	5,882,896	8,145,821	19.8%	61.0%	38.5%

Total Hybrid and Fully Electronic Transactions	4,514,114	1,792,919	2,148,210	22,085,475	17,344,747	19.8%	(52.4%)	(21.5%)

Trading Days	64	64	64	252	252

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives and Spot Foreign Exchange (“FX”); Credit Derivatives, Asset-backed and Corporate Bonds (“Credit); Commodity Derivatives and Equity-Related Products (Equities & Other”).
***	Defined as volume from Hybrid transactions conducted by BGC Brokers, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	123,898,708	149,745,547	132,317,395	545,193,401	654,450,462	(11.6%)	6.8%	20.0%
CME - Euro $ Contracts	88,862,108	131,442,432	116,774,617	426,438,437	509,587,056	(11.2%)	31.4%	19.5%
EUREX - Bund Contracts	41,085,239	44,296,934	39,016,077	184,338,704	190,299,482	(11.9%)	(5.0%)	3.2%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	31,101	32,049	32,160	130,592	130,854	0.3%	3.4%	0.2%
Average Daily UST Volume	486	501	503	518	519	0.3%	3.4%	0.2%

CME FX Futures Volume (3)	49,102,000	50,644,000	45,132,000	213,740,000	223,087,000	(10.9%)	(8.1%)	4.4%

CLS FX Avg Daily Values - in millions (4)	4,949,333	5,109,333	5,295,333	20,209,333	21,399,333	3.6%	7.0%	5.9%
CLS FX Avg Daily Volumes (4)	77,333	79,833	82,740	80,196	84,918	3.6%	7.0%	5.9%

TOTAL US EQUITY - Volume (shares traded) - in millions (5)	391,154	370,191	387,395	1,627,669	1,566,404	4.6%	(1.0%)	(3.8%)
Transaction Value - in millions	13,097	13,351	14,726	53,583	56,590	10.3%	12.4%	5.6%

Total Industry Equity Option Volume (6)	887,739,917	872,105,422	938,612,338	3,681,820,659	3,764,501,941	7.6%	5.7%	2.2%

Euronext Equity Derivatives (7)	120,004	70,311	73,232	481,969	343,077	4.2%	(39.0%)	(28.8%)

TRACE All Bond Dollar Volume (in millions) (8)
TRACE All Bond Volume	1,029,870	1,100,282	1,146,679	4,376,918	4,789,350	4.2%	11.3%	9.4%
Average Daily All Bond Dollar Volume	16,092	17,192	17,917	17,369	19,005	4.2%	11.3%	9.4%

Notes: The NASDAQ OMX transaction is expected to lower the above volume figures for “fully electronic rates” in periods following the close of the transaction. To provide a more meaningful comparison, the figures above are shown with and without eSpeed volumes.

Certain numbers in the tables throughout this document may not add up due to rounding.

Sources:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	Tapes A, B, & C. Source: Sandler O’Neill
(6)	OCC- www.optionsclearing.com
(7)	Euronext - www.euronext.com
(8)	Bloomberg

BGC Media Contacts:

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Jason Chryssicas

+1 212-915-1987

###